STATE OF DELAWARE
CERTIFICATE OF CORRECTION TO THE SECOND AMENDMENT OF THE CERTIFICATE OF DESIGNATIONS OF THE RIGHTS, PREFERENCES AND PRIVELEGES OF THE SERIES A-1 PREFERRED STOCK

Bioventrix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Bioventrix, Inc.

2. That a Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation (the "***Certificate of Designations***") was filed with the Secretary of State of the State of Delaware on July 25, 2017 which was amended by the Certificate of Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on November 29, 2018, and further amended by the Certificate of Second Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on March 29, 2019, and that said Certificate of Designations requires a correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracies or defects of said Certificate of Designations are:

(i) In the fourth sentence of Article Fourth, Part B, Section 1, the words "and compound" were inadvertently left out and such fourth sentence is hereby corrected to read as follows:

> "Accruing Dividends shall accrue and compound quarterly, whether or not declared, and shall be cumulative."

(ii) In the first sentence of Exhibit A, Subsection 4.1.1, the phrase "(plus any accrued but unpaid dividends thereon)" was inadvertently left out and Exhibit A, Subsection 4.1.1 is hereby corrected to read in its entirety as follows:

> "4.1.1 Conversion Ratio. Each share of Series A-1 Preferred Stock (plus any accrued but unpaid dividends thereon) shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A-1 Original Issue Price by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion. The "**Series A-1 Conversion Price**" shall initially be equal to $7.50. Such initial Series A-1 Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below."

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be duly signed this 23rd day of July, 2020.

Kenneth Miller, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:33 PM 07/23/2020
FILED 01:33 PM 07/23/2020
SR 20206376814 - File Number 5153894